Filed Pursuant to Rule 424(b)(3)

Registration No. 333-278212

June 13, 2024

PROSPECTUS SUPPLEMENT NO. 2

Up to 1,436,339 Ordinary Shares

This prospectus supplement amends the prospectus dated April 19, 2024 (the “Prospectus”) of Zapp Electric Vehicles Group Limited, an exempt company incorporated with limited liability under the laws of the Cayman Islands, having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, and registered with the Cayman Islands Registrar or Companies under number 395443 (the “Company”), that relates to the offer and sale, from time to time, by (i) YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”) of up to 1,000,000 ordinary shares in the share capital of the Company, par value $0.002 per share (“Ordinary Shares”), consisting of (x) Ordinary Shares that may be issued to Yorkville from time to time after the date of the Prospectus pursuant to that certain Standby Equity Purchase Agreement, dated as of February 10, 2024 (the “Effective Date”), entered into by and between Yorkville and the Company (the “SEPA”) and (y) 9,091 Ordinary Shares (the “Initial Commitment Shares”) issued to Yorkville as consideration for its irrevocable commitment to subscribe for Ordinary Shares at the Company’s direction pursuant to the SEPA, (ii) Michael Joseph, a shareholder of the Company, of up to 313,635 (“Joseph Ordinary Shares”) that consist of (x) 142,562 Ordinary Shares and (y) 171,073 Ordinary Shares underlying certain outstanding warrants held by Mr. Joseph (“Joseph Warrants”), in each case issued to Mr. Joseph in connection with the consummation of the Business Combination (as defined in the Prospectus) and (iii) certain non-U.S. investors (the “PIPE Investors”, and together with Michael Joseph and Yorkville, the “Selling Shareholders”) of up to 122,704 Ordinary Shares issued to the PIPE Investors in connection with a private placement offering of Ordinary Shares (the “PIPE”) in February and March 2024.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information set forth in the Company’s current report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2024, which is restated below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Stock Market (the “Nasdaq”) under the ticker symbol “ZAPP.” The closing sale price on the Nasdaq for the Ordinary Shares on June 12, 2024 was $0.715 per share.

Readers are advised that the share count and per share information in this prospectus supplement reflect a 1-for-20 share capital consolidation (the “Reverse Stock Split”) approved at the Company’s annual general meeting on April 11, 2024, and which was effective as of the opening of trading on the Nasdaq on April 23, 2024. Following the effectiveness of the Reverse Stock Split, the shares registered by the registration statement of which the Prospectus forms a part have been adjusted to reflect the Reverse Stock Split.

Investing in the Company’s Ordinary Shares involves risks. See “Risk Factors” beginning on page 14 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is June 13, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2024

Commission File Number: 001-41693

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

EXPLANATORY NOTE

On June 13, 2024, Zapp Electric Vehicles Group Limited issued a press release announcing its plan to appoint a contract manufacturing partner for sales of the i300 in India. A copy of the press release is furnished herewith as Exhibit 99.1 to this Report on Form 6-K and is incorporated by reference herein.

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press release issued by Zapp Electric Vehicles Group Limited, dated June 13, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPP ELECTRIC VEHICLES GROUP LIMITED

Date: June 13, 2024	By:	/s/ Swin Chatsuwan
	Name:	Swin Chatsuwan
	Title:	Chief Executive Officer